Exhibit 4.1

AUDIOCODES LTD.

2007 U.S. EMPLOYEE STOCK PURCHASE PLAN

    1.       Purpose. The purpose of the Plan is to provide Eligible Employees with an opportunity to purchase Ordinary Shares of the Company through accumulated payroll deductions.

    2.        Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Company” shall mean AudioCodes Ltd., a company incorporated under the laws of the State of Israel, and any successor thereto.

    (d)        “Compensation” shall mean (i) the total compensation paid in cash by the Company or a Subsidiary, including, salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax-contributions made by the participant under Section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items.

(e) “Eligible Employee” shall mean, with respect to an Offering Period, any Employee on the Enrollment Date who satisfies each of the following criteria:

    (1)        the Employee does not immediately after the grant, directly or indirectly, own stock (as defined by the Code) and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary;

(2) the Employee’s customary employment is for twenty (20) hours or more per week or such lesser number of hours established by the Board on a uniform and nondiscriminatory basis; and

(3) the Employee customarily works a minimum of five (5) months per year, or such lesser number of months established by the Board on a uniform and nondiscriminatory basis.

If the Board permits any Eligible Employee of the Company or a Subsidiary to participate in the Plan during an Offering Period, then all Eligible Employees of the Company or that Subsidiary shall also be permitted to participate in the Plan during such Offering Period.

    (f)        “Employee” shall mean any person on the active employment payroll of the Company or a Subsidiary. Any person classified by the Company or any of its Subsidiaries at the time services are provided as an independent contractor or consultant shall not be eligible to participate in the Plan during the period which he or she is so classified even if later retroactively reclassified as an Employee during all or any part of such period pursuant to applicable law or otherwise. For purposes of the Plan, the employment relationship shall be treated as continuing intact while an Employee is on sick leave or other leave of absence approved by the Company or a Subsidiary. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave for the purposes of the Plan.

(g) “Enrollment Date” shall mean the first day of each Offering Period.

    (h)        “Exercise Date” shall mean the last day of each Offering Period or, if such day is within a quiet period pursuant to the Company’s insider trading policy, the 15th of the month following the month in which the Offering Period ended (15th February for the period ending January and 15th August for the period ending July).

(i) “Fair Market Value” shall mean, as of any date, the value of Ordinary Shares determined as follows:

    (1)        If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in Bloomberg Information Systems, Inc., yahoo.com, The Wall Street Journal or such other source as the Board deems reliable, or

    (2)        If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Ordinary Shares on the date of such determination, as reported in Bloomberg Information Systems, Inc., yahoo.com, The Wall Street Journal or such other source as the Board deems reliable, or

(3) In the absence of an established market for the Ordinary Shares, the Fair Market Value thereof shall be determined in good-faith by the Board in a consistent manner.

    (j)        “Offering Period” shall mean the six-month period beginning August 1, 2007 and ending January 31, 2008, and each subsequent six-month period (beginning February 1 or August 1, as the case may be). The duration of the Offering Periods may be changed pursuant to Section 5 of the Plan.

(k) “Ordinary Shares” shall mean the Ordinary Shares of AudioCodes Ltd.

(l) “Plan” shall mean this AudioCodes Ltd. 2007 U.S. Employee Stock Purchase Plan.

    (m)        “Purchase Price” shall mean an amount equal to, the lesser of, 85% of the Fair Market Value of a share of Ordinary Shares on (i) the Enrollment Date or (ii) the Exercise Date; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

    (n)        “Subsidiary” shall mean (1) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least 50%, and (2) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Board, is treated as a Subsidiary for purposes of the Plan.

(o) “Trading Day” shall mean a day on which national stock exchanges and/or the NASDAQ System are open for trading.

    3.        Available Shares. Subject to adjustment as provided in Section 20, the maximum number of Ordinary Shares that may be sold under the Plan shall not exceed 2,000,000 (including any Ordinary Shares that become available for sale under the Plan pursuant to the last sentence of Section 3 of the Company’s 2001 U.S. Employee Stock Purchase Plan, as amended as of July 19, 2007). Such shares may be either authorized and unissued or held by the Company in its treasury. The Board may cause the Company to purchase previously issued and outstanding Ordinary Shares in order to enable the Company to satisfy its obligations hereunder.

    4.        Eligibility.

    (a)        Any Eligible Employee who shall be employed by any Subsidiary or, if the Board designates the Company as an eligible corporation under the Plan, the Company on a given Enrollment Date shall be eligible to participate in the Plan.

    (b)        Any provisions of the Plan to the contrary notwithstanding, an Eligible Employee will not be permitted to purchase Ordinary Shares under the Plan in any calendar year to the extent that his or her rights to purchase stock under the Plan accrues at a rate which exceeds Seventy-Five Thousand Dollars ($75,000) (or such other amount as the Board may designate from time to time) worth of stock (based upon the fair market value of the shares on the first day of each Offering Period that begins during such calendar year).

    5.        Offering Periods. The Plan shall be implemented by consecutive Offering Periods. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

    6.        Participation.

    (a)        An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to the Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

    (b)        Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 11 hereof.

    7.        Payroll Deductions.

    (a)        At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. Such deduction shall be a whole percentage of the participant’s Compensation, but not less than 1% or more than 15%.

    (b)        All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

    (c)        A participant may discontinue his or her participation in the Plan as provided in Section 11 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. A participant shall make no more than one election to make a participation rate change per Offering Period. The Board may, in its discretion, further limit or expand the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section11 hereof.

    (d)        Notwithstanding the foregoing, to the extent necessary to comply with any limitations applicable to the Plan, a participant’s payroll deductions may be decreased to zero percent (0%) by the Company at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 11 hereof.

    (e)        At the time the option is exercised, in whole or in part, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation (including, without limitation, shares that would otherwise be issued in settlement of the exercise by the participant of his or her option under the Plan) the amount necessary for the Company to meet applicable withholding obligations.

    8.        Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of the Company’s Ordinary Shares determined by dividing such Employee’s payroll deductions (less any applicable taxes) accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price (subject to any adjustment pursuant to Section 20). Exercise of the option shall occur as provided in Section 9 hereof, unless the participant has withdrawn pursuant to Section 11 hereof. The Option shall expire on the last day of the Offering Period.

    9.        Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased, and any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

    10.        Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option.

    11.        Withdrawal.

    (a)        A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to the Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

    (b)        A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

    12.        Termination of Employment. Upon a participant’s ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account under the Plan but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and such participant’s option shall be automatically terminated.

    13.        Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

    14.        Stock.

(a) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

(b) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

    15.        Administration. The Plan shall be administered by the Board or a committee appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall is final and binding upon all parties.

    16.        Designation of Beneficiary.

    (a)        A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.

    (b)        Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

    17.        Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

    18.        Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

    19.        Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

    20.        Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

    (a)        Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of shares available for sale under this Plan, the maximum number of shares each participant may purchase per Offering Period, as well as the Purchase Price per share and the number of shares of Ordinary Shares covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of shares of Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Ordinary Shares subject to an option.

    (b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 11 hereof.

    (c)        Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 11 hereof.

    21.        Amendment or Termination.

    (a)        The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 20 and Section 21 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. The Board shall not be required to obtain stockholder approval of any amendment or the termination of the Plan unless and except to the extent necessary to comply with applicable law or stock exchange requirements.

    (b)        Without limiting the scope of its authority under the Plan and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board is specifically authorized to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Ordinary Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

    22.        Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

    23.        Term of Plan. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years unless sooner terminated under Section 21 hereof.

EXHIBIT A

AUDIOCODES LTD.

2007 U.S. EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Enrollment Date: __________
_____ Change in Payroll Deduction Rate
_____ Change of Beneficiary(ies)

1.	_____________________________________ hereby elects to participate in the AudioCodes Ltd. 2007 U.S. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” or the “Plan”) and subscribes to purchase shares of the AudioCodes Ltd.‘s Ordinary Shares in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2.	I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 1 to 15%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.	I understand that said payroll deductions shall be accumulated for the purchase of shares of Ordinary Shares at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Employee Stock Purchase Plan.

5.	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): __________________ .

6.	For persons subject to U.S. federal income taxation, I understand that, unless the Company determines otherwise, I will realize ordinary income at the time I purchase shares under the Plan equal to the difference between the fair market value of the shares on the purchase date and the purchase price, and that the amount of such income will be subject to withholding taxes. I hereby agree that, as a condition to the purchase of shares under the Plan, the Company may withhold from compensation otherwise payable to me or from the shares purchased by me pursuant to the exercise of an option under the Plan such amounts (and/or shares at fair market value) sufficient to satisfy any withholding tax liability associated with such purchase of shares.

7.	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)
	(First)	(Middle)	(Last)

Relationship

(Address)

Employee's Social Security Number:

Employee's Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

AUDIOCODES LTD.

2007 U.S. EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

        The undersigned participant in the Offering Period of the AudioCodes, Ltd. 2007 U.S. Employee Stock Purchase Plan which began on ___________, ______ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date: